Houston Wire & Cable Company Reports Results for the Third Quarter of 2013

HOUSTON, TX -- (Marketwired - November 12, 2013) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the third quarter ended September 30, 2013.

Selected results were:

  Sales of $95.2 million
  Operating cash flow of $4.2 million
  Net loss of $3.2 million
  Adjusted net income of $3.5 million excluding impairment charge relating to the Southern Wire division
  Adjusted diluted EPS of $0.20 per share
  Debt decreased to $44.5 million, lowest level since Q1 2010
  Declared a dividend of $0.11 per share

Adjustments to net income and diluted EPS for the impairment charge are detailed in the reconciliation schedules below.

Third Quarter Summary
Jim Pokluda, President and Chief Executive Officer, commented, "Our third quarter sales declined 0.9% from the prior year period due to continued inconsistency in regional markets and slower than expected broad market recovery, affecting major capital project spend. We estimate that sales increased 1% when adjusted for deflation in the price of metals. Project business from our long term growth initiatives encompassing Environmental Compliance, Engineering & Construction, Industrials, LifeGuard™ (and other private branded products), Utility Power Generation, and Mechanical was down approximately 17% from the prior year period. Positive revenue trends continued in our major revenue stream, Maintenance, Repair and Operations (MRO), which increased approximately 8% over the third quarter of 2012, or 10% on a constant metals basis."

Demand inconsistencies, overall competitiveness of the marketplace, increased customer rebates and softening metals prices collectively caused gross margins to shrink 50 basis points from the 2012 period, to 22% in the current year period.

Operating expenses were up $8.0 million or 55.5% primarily driven by a goodwill impairment charge of $7.6 million related to the Southern Wire division. Absent this charge, sales and marketing expenses from a higher headcount and increased medical costs, offset by lower commissions, caused a 3.2% increase from the prior year period.

Interest expense declined from $0.3 million in the 2012 period to $0.2 million in 2013, a decrease of 31.7%. Outstanding debt at September 2013 of $44.5 million was down $20.5 million or 31.5% from the $65.0 million level in 2012. The average effective interest rate fell to 1.9% from 2.0% in 2012.

Adjusted net income of $3.5 million decreased by $0.7 million from the third quarter of 2012 and adjusted diluted earnings per share were $0.20 compared to the $0.24 in the prior year period. Pokluda further commented, "We were pleased to see the continued growth in our MRO sales, which now marks the fourth consecutive quarter over quarter growth in this area of our business. Unfortunately, the return of project demand has not followed the MRO growth trend, as projects in our under-performing regions have yet to materialize as quickly as originally anticipated and continue to be pushed into future quarters. Despite the impact of these demand inconsistencies, I am pleased with the improvement in our operating cash flow, debt reduction and overall leverage and that our strong balance sheet again allowed us to return funds to our shareholders through the $0.11 per share dividend."

Nine month summary
Sales for the nine month period were up slightly versus the prior year period and increased approximately 3% when adjusted for deflation in the price of metals. MRO sales increased approximately 5%, reflecting a continuing recovery in certain geographic regions and growth in certain end markets. Project sales within the six long-term growth initiatives were down approximately 9% as project activity varied by region, due to delays in project starts and general market uncertainty.

"The marketplace remains very competitive and varies by region depending upon the level of economic activity. Margins at 22.2%, down 30 basis points from the prior year, reflect the pricing required to maintain market competitiveness," said Mr. Pokluda.

Total operating expenses of $52.3 million including the effect of the goodwill impairment of $7.6 million, increased 20.3% over the prior year period. Excluding the impairment, operating expenses increased by 2.9% or $1.3 million. This was due to the increased headcount, principally in sales and marketing personnel. Pokluda further commented, "We remain committed to ensuring we provide world class service to our customers, while at the same time being appropriately aggressive as we leverage our model to maximize results. We continue to closely scrutinize operating expenses based on the current level of demand in order to improve the overall efficiency of our operation."

Interest expense of $0.8 million was 18.9% lower than the prior year's $0.9 million as average debt levels fell from $57.0 million in 2012 to $53.3 million in 2013 and as interest rates decreased from 2.1% in 2012 to 1.9% in 2013.

Adjusted net income for the period of $11.4 million fell 9.7% from the $12.7 million level in the prior year period and adjusted diluted earnings per share were $0.64 compared to $0.71.

Conference Call
The Company will host a conference call to discuss third quarter results today, Tuesday, November 12, 2013, at 10:00 a.m., C.T. Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until November 19, 2013.

Replay, Toll-Free #: 855-859-2056
Replay, Toll #: 404-537-3406
Conference ID # 95424648

About the Company
With over 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, primary and secondary aluminum distribution cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        HOUSTON WIRE & CABLE COMPANY
                        Consolidated Balance Sheets
                     (In thousands, except share data)

                                              September 30,   December 31,
                                                  2013            2012
                                             --------------  --------------
                                               (unaudited)
Assets
Current assets:
  Cash                                       $           --  $          274
  Accounts receivable, net                           66,980          65,892
  Inventories, net                                   80,236          84,662
  Deferred income taxes                               2,673           2,455
  Income taxes                                          543              --
  Prepaids                                              943             841
                                             --------------  --------------
Total current assets                                151,375         154,124

Property and equipment, net                           5,662           5,824
Intangible assets, net                               10,667          11,967
Goodwill                                             17,520          25,082
Other assets                                            166             158
                                             --------------  --------------
Total assets                                 $      185,390  $      197,155
                                             ==============  ==============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                             $        4,039  $           --
  Trade accounts payable                             13,999          12,330
  Accrued and other current liabilities              12,823          15,379
  Income taxes                                           --               5
                                             --------------  --------------
Total current liabilities                            30,861          27,714

Debt                                                 44,525          58,588
Other long term obligations                              98             103
Deferred income taxes                                   580           1,670
                                             --------------  --------------
Total liabilities                                    76,064          88,075
                                             --------------  --------------

Stockholders' equity:
  Preferred stock, $0.001 par value;
   5,000,000 shares authorized, none issued
   and outstanding                                       --              --
  Common stock, $0.001 par value;
   100,000,000 shares authorized: 20,988,952
   shares issued: 17,941,110 and 17,899,499
   outstanding at September 30, 2013 and
   December 31, 2012, respectively                       21              21
  Additional paid-in-capital                         55,671          55,291
  Retained earnings                                 103,437         104,252
  Treasury stock                                    (49,803)        (50,484)
                                             --------------  --------------
Total stockholders' equity                          109,326         109,080
                                             --------------  --------------
Total liabilities and stockholders' equity   $      185,390  $      197,155
                                             ==============  ==============

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                        HOUSTON WIRE & CABLE COMPANY
                    Consolidated Statements of Operations
                                 (Unaudited)
               (In thousands, except share and per share data)

                               Three Months Ended       Nine Months Ended
                                  September 30,           September 30,
                            ------------------------ -----------------------
                                2013         2012        2013        2012
                            -----------  ----------- ----------- -----------

Sales                       $    95,214  $    96,113 $   288,850 $   288,657
Cost of sales                    74,292       74,501     224,824     223,655
                            -----------  ----------- ----------- -----------
Gross profit                     20,922       21,612      64,026      65,002

Operating expenses:
  Salaries and commissions        7,636        7,478      23,388      22,402
  Other operating expenses        6,539        6,256      19,135      18,918
  Depreciation and
   amortization                     741          722       2,244       2,194
  Impairment of goodwill          7,562           --       7,562          --
                            -----------  ----------- ----------- -----------
Total operating expenses         22,478       14,456      52,329      43,514
                            -----------  ----------- ----------- -----------

Operating (loss) income          (1,556)       7,156      11,697      21,488
Interest expense                    228          334         753         929
                            -----------  ----------- ----------- -----------
Income (loss) before income
 taxes                           (1,784)       6,822      10,944      20,559
Income taxes                      1,378        2,590       6,191       7,890
                            -----------  ----------- ----------- -----------
Net (loss) income           $    (3,162) $     4,232 $     4,753 $    12,669
                            ===========  =========== =========== ===========

Earnings (loss) per share:
  Basic                     $     (0.18) $      0.24 $      0.27 $      0.71
                            ===========  =========== =========== ===========
  Diluted                   $     (0.18) $      0.24 $      0.27 $      0.71
                            ===========  =========== =========== ===========
Weighted average common
 shares outstanding:
  Basic                      17,830,813   17,732,715  17,794,803  17,719,005
                            ===========  =========== =========== ===========
  Diluted                    17,830,813   17,814,499  17,891,942  17,811,844
                            ===========  =========== =========== ===========

Dividend declared per share $      0.11  $      0.09 $      0.31 $      0.27
                            ===========  =========== =========== ===========

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                        HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Cash Flows
                                (Unaudited)
                               (In thousands)

                                                   Nine Months Ended
                                                      September 30,
                                             ------------------------------
                                                  2013            2012
                                             --------------  --------------

Operating activities
Net income                                   $        4,753  $       12,669
Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities:
  Impairment of goodwill                              7,562              --
  Depreciation and amortization                       2,244           2,194
  Amortization of capitalized loan costs                 14              14
  Amortization of unearned stock
   compensation                                         669             809
  Provision for doubtful accounts                       (59)            (19)
  Provision for returns and allowances                   30             (44)
  Provision for inventory obsolescence                  397             563
  Deferred income taxes                              (1,416)           (640)
  Changes in operating assets and
   liabilities:
    Accounts receivable                              (1,059)         (7,282)
    Inventories                                       4,029         (20,163)
    Prepaids                                           (102)            (41)
    Other assets                                        (22)             91
    Book overdraft                                    4,039           1,228
    Trade accounts payable                            1,669           3,161
    Accrued and other current liabilities            (2,615)         (5,706)
    Income taxes                                       (557)          1,542
    Other long term obligations                          (5)            (17)
                                             --------------  --------------
Net cash provided by (used in) operating
 activities                                          19,571         (11,641)

Investing activities
  Expenditures for property and equipment              (782)           (718)
                                             --------------  --------------
Net cash used in investing activities                  (782)           (718)

Financing activities
  Borrowings on revolver                            287,223         302,142
  Payments on revolver                             (301,286)       (285,116)
  Proceeds from exercise of stock options               471             137
  Excess tax benefit for stock options                   44              34
  Payment of dividends                               (5,509)         (4,781)
  Purchase of treasury stock                             (6)            (57)
                                             --------------  --------------
Net cash (used in) provided by financing
 activities                                         (19,063)         12,359
                                             --------------  --------------

Net change in cash                                     (274)             --
Cash at beginning of period                             274              --
                                             --------------  --------------

Cash at end of period                        $           --  $           --
                                             ==============  ==============

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Non-GAAP Financial Disclosures and Reconciliations
While the Company reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. We use the non-GAAP measures to evaluate and manage our operations and provide the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

                        HOUSTON WIRE & CABLE COMPANY
                    Reconciliation of Non-GAAP Measures
                                (Unaudited)
                   (In thousands, except per share data)

                                                   Three Months Ended
Adjusted net income and adjusted diluted EPS       September 30, 2013
                                               Net Income      Diluted EPS
                                             --------------  --------------

Net income, as reported under GAAP           $       (3,162) $        (0.18)
Goodwill impairment                                   7,562            0.43
                                             --------------  --------------
                                                      4,440            0.25
Tax effect of goodwill impairment                      (870)          (0.05)
                                             --------------  --------------
Adjusted net income                          $        3,530  $         0.20
                                             ==============  ==============

                                                   Nine Months Ended
Adjusted net income and adjusted diluted EPS       September 30, 2013
                                               Net Income     Diluted EPS *
                                             --------------  --------------

Net income, as reported under GAAP           $        4,753  $         0.27
Goodwill impairment                                   7,562            0.43
                                             --------------  --------------
                                                     12,315            0.70
Tax effect of goodwill impairment                      (870)          (0.05)
                                             --------------  --------------
Adjusted net income                          $       11,445  $         0.64
                                             ==============  ==============

* Due to rounding, EPS amounts do not add in
 total.

CONTACT:
Nicol G. Graham
Chief Financial Officer
Direct: 713.609.2125
Fax: 713.609.2168
ngraham@houwire.com